Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals, Inc. Comments on Trading in its Common Stock

and on its Capital Resources

CORAL GABLES, Fla., September 23, 2019 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (NasdaqCM: CPRX) is commenting on today’s trading activity in its common stock and on the current state of its capital resources.

The Company is reporting that it is not aware of any information about the Company’s activities that has not been reported that would give rise to today’s decline in the market price of the Company’s common stock.

For the first six months of 2019, the Company reported net product revenue of $41.3 million and net income of $10.3 million (or $0.10 per basic and diluted share). The Company also reported that at June 30, 2019, it had $64.9 million of cash and investments and working capital of $57.9 million, and that the Company had positive cash flow in the first six months of 2019. Further, the Company reported in its SEC filings for the 2019 second quarter that it had sufficient resources for its current activities for at least the next 12 months from the date of such report, and this statement remains true today.

When the Company announced its previously withdrawn public offering, it reported that it would use the proceeds of the offering for business expansion and for future acquisitions or in-licensing of additional product candidates or businesses. While no such opportunities had been identified to date, the Company believed that having available working capital on its balance sheet would allow the Company to more quickly take advantage of future opportunities if they became available.

The Company believes that its stock remains undervalued and does not believe that raising additional capital in the public market through sales of equity in the foreseeable future would be in the best interest of the Company and its stockholders. Further, although there can be no assurance, the Company believes that if an acquisition or in-licensing opportunity were to be identified, the Company expects that it would also be able to raise the required funds for these purposes using non-dilutive debt financing sources.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), anti-MuSK antibody positive myasthenia gravis (MuSK-MG), congenital myasthenic syndromes (CMS), and spinal muscular atrophy (SMA) Type 3. Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in November 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse is now commercially available in the United States. Prior to its approval, Firdapse for LEMS had received breakthrough therapy designation and orphan drug designation from the FDA.

Firdapse is currently being evaluated in clinical trials for the treatment of MuSK-MG, CMS, and SMA Type 3 and has received Orphan Drug Designation from the FDA for myasthenia gravis and CMS. Firdapse (amifampridine) 10 mg tablets is the first and only approved drug in Europe for the symptomatic treatment in adults with LEMS.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results and may include, without limitation, risks related to market conditions and financing opportunities. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2018 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact	Company Contact
Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contacts

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

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